Exhibit 3.93

AS AMENDED THROUGH MAY 24, 2007

AGREEMENT OF LIMITED PARTNERSHIP

Agreement of Limited Partnership made this 1st day of May, 2007, by and between WBAP-KSCS Radio Acquisition, LLC, a Delaware corporation limited liability company (the “General Partner”) and WBAP-KSCS Acquisition Partner, LLC, a Delaware corporation limited liability company (the “Limited Partner”) (the General Partner and the Limited Partner being herein referred to collectively as the “Partners”).

W I T N E S S E T H :

WHEREAS, the parties herein desire to form a partnership to own and operate radio stations WBAP (AM), KSCS (FM) and KTYS (FM), and such other businesses as the Partners shall agree, and desire to set forth their respective rights and obligations in said Partnership.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants herein contained, the Partners agree as follows:

ARTICLE I.

General

1.1. Formation of Partnership. The parties hereby agree to form a Partnership as a limited partnership pursuant to the provisions of the Texas Revised Limited Partnership Act (“TRLPA”).

1.2. Certificate of Limited Partnership. The General Partner shall have executed a Certificate of Limited Partnership prior to the date of this Agreement, filed the Certificate with the Secretary of State of the State of Texas, and provided a file-stamped copy of the Certificate to the Limited Partner. The General Partner shall execute and file other certificates or instruments as necessary, appropriate, or convenient under the TRLPA and any other laws of the State of Texas and of any other state where the Partnership decides to transact business.

1.3. Name. The name of the Partnership shall be WBAP-KSCS Radio Group, Ltd.

1.4. Change of Name. The name of the General Partner may change the name of the Partnership or adopt such trade or fictitious names as it deems appropriate, and shall provide notice thereof to the Limited Partner as promptly as possible following any such determination.

1.5. Defined Terms. The capitalized terms not otherwise defined herein shall have the meanings set forth in Article XIX.

1.6. Names and Addresses of Partners. The name, mailing address and street address of the business of the General Partner and each Limited Partner are listed in Exhibit A, attached to this Agreement and incorporated by reference. There are no other partners of this Partnership and no other persons or entity has any right to take part in the ownership, management, or other rights of the Partnership, except as otherwise provided in this Agreement.

ARTICLE II.

Term

The Partnership shall continue until terminated as provided in Article XII. This Agreement shall become effective upon the filing of a Certificate of Limited Partnership with the Texas Secretary of State. As promptly as possible following the execution and delivery of this Agreement, the General Partner shall cause the due filing of this Agreement or a Certificate of Limited Partnership reflecting the provisions of this Agreement.

ARTICLE III.

Purposes

The purpose and business of the Partnership shall be to own and operate radio stations WBAP (AM), KSCS (FM) and KTYS (FM), and such other businesses as the General Partner shall determine in its sole discretion; and to engage in or conduct such other activities as may be necessary or appropriate to promote or carry on the business of the Partnership.

ARTICLE IV.

Principal Place of Business

The principal place of business of the Partnership shall be 2221 E. Lamar Blvd., Arlington Texas, or at such other location as the General Partner, in its discretion, may determine, provided that notice thereof is furnished to the Limited Partner as promptly as possible following any such determination and by complying with the provisions of the TRLPA and all other applicable laws.

ARTICLE V.

Reimbursement of Expenses

Except as otherwise provided in this Agreement, the Partnership shall reimburse the General Partner for all direct costs and expenses incurred by the General Partner in connection with the organization of the Partnership and the operation and conduct of the business of the Partnership, including the direct costs of maintaining the Partnership’s books and records, travel expenses and interest charges on funds advanced to the Partnership by the General Partner (except to the extent such costs and expenses have previously been recovered by the General Partner).

ARTICLE VI.

Capital Contributions and Capital Accounts

6.1. Contributions of General Partner. The General Partner shall contribute its 10% interest in WBAP-KSCS Assets, LLC to the Partnership in exchange for a 10% interest in the Partnership. The Partners agree that the fair market value of such property is the book value of the assets as of the date of such contribution.

6.2. Contributions of Limited Partner. The Limited Partner shall contribute its 90% interest in WBAP-KSCS Assets, LLC in exchange for a 90% interest in the Partnership. The Partners agree that the fair market value of such property is the book value of the assets as of the date of this Agreement.

6.3. Capital Accounts. With respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a) To each Partner’s Capital Account, there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and the amount of any Partnership liabilities assumed by such Partner which are treated as a constructive capital contribution under Code Section 752.

(b) To each Partner’s Capital Account, there shall be debited the amount of cash and the fair market value of any property distributed to such Partner, such Partner’s distributive share of Losses and the amount of any liabilities of such Partner assumed by the Partnership which are secured by any property contributed by such Partner to the Partnership.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

6.4. Certain Matters Pertaining to Capital.

(a) Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Partner, such Capital Account shall be determined after giving effect to all allocations and all distributions in respect of transactions effected prior to the time as of which such determination is to be made.

(b) No Partner shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement, and no Partner shall be entitled to make any additional capital contribution to the Partnership other than as provided herein.

(c) Any Partner who shall receive an interest in the Partnership or whose interest in the Partnership shall be increased by means of a sale, transfer or assignment to it of all or part of the interest in the Partnership of another Partner, shall have a Capital Account that reflects such transaction.

(d) Loans by any Partner to the Partnership shall not be considered contributions to the capital of the Partnership and shall not increase the Capital Account of the lending Partner.

6.5. Liability for Debts. The Limited Partner shall not be liable for any of the debts of the Partnership or be required to contribute any capital in addition to the contributions required by the provisions of Section 6.2. Notwithstanding any of the foregoing to the contrary, to the extent required by applicable law, a Partner receiving a distribution in part or full return of its Capital Contributions shall be liable to the Partnership for any sum, not in excess of such amount returned, plus interest, necessary to discharge the liabilities of the Partnership to creditors who extended credit or whose claims arose before such distribution, excluding liabilities of the Partnership represented by mortgage debt for which neither the Partnership nor any Partner has any personal liability.

6.6. No Interest on Capital. No interest shall be paid on any capital contributed to the Partnership.

ARTICLE VII.

Control and Management

7.1. Duties of General Partner. The General Partner shall exercise ordinary business judgement in managing the affairs of the Partnership. The General Partner shall act as a fiduciary with respect to the interests of the Limited Partner. In acting in its official capacity as General Partner of this Partnership, it shall act in good faith and take action it reasonably believes to be the best interest of the Partnership and are not unlawful. In all other instances, the General Partner shall not take any action that it reasonably believes would be opposed to the Partnership’s best interests or would be unlawful. The General Partner shall take no action in any capacity that results in its improperly receiving personal benefits relating to Partnership affairs. The General Partner shall devote sufficient time, attention, and business judgement to the affairs of the Partnership to fulfill its duties to the Limited Partners and the Partnership.

7.2. General Partner’s Control. Except as specifically limited herein, the General Partner shall have full, exclusive and complete discretion in the management and control of the Partnership for the purposes set forth in Article III, and shall have full power to (i) manage and otherwise deal with Partnership property, (ii) execute such documents as it may deem necessary or desirable for Partnership purposes, (iii) sell, lease, transfer, assign, mortgage, encumber, hypothecate, pledge or otherwise dispose of or deal with all or any part of the assets of the Partnership, (iv) borrow money including borrowings secured by the Partnership property, (v) perform or cause to be performed all of the Partnership’s obligations under any agreement to which the Partnership is a party, and (vi) exercise all other powers that could be exercised by general partners in a partnership formed under Texas law without limited partners. Any action, decision or determination to be made or taken by the General Partner pursuant to any specific authorization contained herein or otherwise may be made or taken by the General Partner. The Partnership shall be bound by any action, decision or determination so made or taken.

7.3. Authorization of Certain Acts of General Partner. Subject to any limitations expressly set forth in this Agreement, the General Partner shall perform or cause to be performed, at the Partnership’s expense and it its name, the business of the Partnership as set forth in Article III. Without limiting the generality of the foregoing, the General Partner (subject to the provisions of Section 7.4) is expressly authorized on behalf of the Partnership to:

(a) conduct or operate any business normal or customary for a company in the business of owning and operating broadcast stations;

(b) expend Partnership funds in furtherance of the purposes of the Partnership;

(c) borrow money and incur obligations for and on behalf of the Partnership in connection with its business;

(d) procure and maintain with responsible companies such insurance as may be available in such amounts and covering such risks as are deemed appropriate by the General Partner, including but not limited to such insurance as may be required by any agreement to which the Partnership is or may become a party;

(e) execute and deliver on behalf of and in the name of the Partnership, or in the name of a nominee of the Partnership, notes, mortgages, bills of sale, financing statements, security agreements, and any and all other instruments necessary or incidental to the conduct or operation of the Partnership’s business and the financing thereof;

(f) coordinate all accounting and clerical functions of the Partnership and employ such accountants, lawyers, managers, agents and other management or service personnel as may from time to time be required to carry on the business of the Partnership; and

(g) effectuate compliance by the Partnership with any statute, rule or regulation of any jurisdiction or regulatory agency applicable to the business or activities of the Partnership.

7.4. Limitations Upon Acts of General Partner. Notwithstanding the generality of the foregoing, the General Partner, without the consent of the Limited Partner, shall not be empowered to:

(i) do any act in contravention of this Agreement;

(ii) do any act which would make it impossible or unnecessarily difficult to carry on the intended or ordinary business of the Partnership;

(iii) do any act with the intention of harming the operations of the Partnership;

(iv) receive an improper personal benefit from the operation of the Partnership;

(v) use the assets of this Partnership, directly or indirectly, for any purpose other than carrying on the business of this Partnership for the benefit of all Partners;

(vi) wrongfully transfer or dispose of Partnership property, including intangible property such as good will;

(vii) transfer all or substantially all of the Partnership’s assets;

(viii) use the name of the Partnership (or any substantially similar name) or any trademark or trade name adopted by the Partnership, except on behalf of the Partnership in the ordinary course of the Partnership’s business; and

(ix) disclose to any nonpartner any of the Partnership business practices, trade secrets, or any other information not generally known to the business community.

7.5. Negation of Management Rights of Limited Partners. The Limited Partner shall take no part in the conduct, operation or control of the Partnership business and shall have no right or authority to act for or to bind the Partnership. The exercise of any of the rights and powers of the Limited Partner pursuant to the terms of this Partnership Agreement shall not be deemed taking part in the day-to-day affairs of the Partnership or the exercise of control over Partnership affairs.

7.6. General Partner Not Obligated to Return Capital. Except as otherwise provided herein, the General Partner shall not be personally liable for the return of any portion of the capital contributions of the Limited Partner.

7.7. Other Activities. Except as otherwise provided herein, any Partner may engage in or possess an interest in other business ventures of any nature or description independently or with others, and neither the Partnership nor any Partner shall have any rights in or to such independent ventures or the income or profits derived therefrom.

7.8. Exculpation of General Partner. The General Partner shall not be liable, responsible or accountable in damages or otherwise to any other Partner for any acts performed in good faith and within the scope of this Agreement. The Partnership (but not any Partner) shall indemnify and hold harmless the General Partner from any loss, damage, liability, cost or expense (including reasonable attorneys’ fees) arising out of any act or failure to act by the General Partner, if such act or failure to act is in good faith and within the scope of this Agreement and is not attributable to gross negligence, malfeasance or fraud.

7.9. Protection of Third Parties. Every instrument purporting to be the action of the Partnership and duly authorized and executed by the General Partner shall be conclusive evidence in favor of every person relying thereon or claiming thereunder that at the time of delivery thereof this Partnership Agreement was in full force and effect and that the execution and delivery of such instrument was duly authorized by the General Partner and the Partnership. Any person dealing with the Partnership may rely upon a certificate given by the General Partner as to the authority of the General Partner to act on behalf of and to bind the Partnership or as to any other fact germane to the Partnership or the activity of the General Partner in so executing.

ARTICLE VIII.

Allocations of Income, Profits and Losses

8.1. Profits and Losses. Profits and Losses for any fiscal year shall be allocated 90% to the Limited Partner and 10% to the General Partner.

8.2. The Losses allocated pursuant to Section 8.1 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing the Limited Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. All Losses in excess of the limitation set forth in this Section 8.2 shall be allocated to the General Partner.

8.3. Allocation of Income for Partial Fiscal Year. For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

8.4. Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734 (b) or Code Section 743 (b) is required, pursuant to Regulations Section 1.704-1 (b) (2) (iv) (m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

8.5. Tax Allocations: Code Section 704 (c).

In accordance with Code Section 704 (c) and the Regulations thereunder, income, gain, loss and deductions with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for Federal income tax purposes and its initial fair market value.

Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 8.5 are solely for purposes of Federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

8.6. Authority of General Partner to Vary Allocations.

(a) It is the intent of the Partners that each Partner’s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with Article VIII to the fullest extent permitted by Section 704 (b) of the Code. In order to preserve and protect the determinations and allocations provided for in Article VIII, the General Partner is authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Article VIII to the extent that allocating income, gain, loss, deduction, or credit (or item thereof) in the manner provided for in Article VIII would cause the determinations and allocations of each Partner’s distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 704 (b) of the Code and Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section 8.6 shall be deemed to be a complete substitute for any allocation otherwise provided for in Article VIII and no amendment of this Partnership Agreement or approval of any Partner shall be required.

(b) In making any allocation (the “new allocation”) under Section 8.6 (a), the General Partner is authorized to act only after having been advised by the Partnership’s accountants that, under Section 704 (b) of the Code and the Treasury Regulations thereunder, (i) the new allocation is necessary, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in Article VIII necessary in order to assure that, either in the then current year or in any preceding year, each Partner’s distributive share of income, gain, loss, deduction, or credit (or item thereof) is determined and allocated in accordance with Article VIII to the fullest extent permitted by Section 704 (b) of the Code and the Treasury Regulations thereunder.

(c) If the General Partner is required by Section 8.6 (a) to make any new allocation in a manner less favorable to the Limited Partner than is otherwise provided for in Article VIII, the General Partner is then authorized and directed, insofar as it is advised by the Partnership’s accountants that it is permitted by Section 704 (b) of the Code, to allocate income, gain, loss, deduction, or credit (or item thereof) arising in later years in such manner, so as to bring the allocations of income, gain, loss, deduction, or credit (or item thereof) to the Limited Partner as nearly as possible to the allocations thereof otherwise contemplated by Article VIII.

(d) New allocations made by the General Partner under Section 8.6 (a) in reliance upon the advice of the Partnership’s accountants and allocations made by the General Partner under Section 8.6 (c) in reliance upon the advice of the Partnership’s accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partner, and no such allocation shall give rise to any claim or cause of action by the Limited Partner.

ARTICLE IX.

Distributions

9.1. Net Cash Flow. During the period commencing on the date hereof and ending on the dissolution and winding up of the Partnership, Net Cash Flow for each fiscal year (or part thereof) shall be distributed, at such times as the General Partner determines, 90% to the Limited Partner and 10% to the General Partner.

9.2. Incorrect Payments. To the extent any payments made pursuant to this Article IX were incorrectly paid, as determined by the Partnership’s financial statements, any Partner who received more than should have been paid to it shall promptly repay the amount of any such incorrect payment, and any such repaid amount shall be redistributed pursuant to this Article IX.

9.3. Distribution in Kind. If any assets of the Partnership shall be distributed in kind, such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions as such Partners would have been entitled to cash distributions.

9.4. Cash Distributions Only. No Partner shall be entitled to demand and receive property other than cash in return for its capital contributions to the Partnership, and, to the maximum extent permissible under applicable law, each Partner hereby waives all right to partition of the Partnership’s assets.

9.5. Inability to Pay Debts. The General Partner shall not make any distribution that will impair the ability of the Partnership to pay its just debts as they mature. Further, the General Partner shall not make any distribution in violation of the limitations in Section 6.07 (a) of Article 6132a-1 of the Revised Civil Statute of Texas. A Partner who receives a distribution in violation of this Agreement shall be personably liable to return that distribution, with interest, only if the Partner knew that the distribution was prohibited.

ARTICLE X.

Expenses

Except as herein otherwise provided, the Partnership shall be responsible for paying all direct costs and expenses of the business of the Partnership, including, without limitation, debt service, insurance premiums, costs for bookkeeping and accounting directly related to the collection of income and the payment of operating expenses of the Partnership, office supplies, and all other fees, costs and expenses directly attributable to the formation and operation of the Partnership. In the event any such costs and expenses are or have been paid by a Partner on behalf of the Partnership, then, except as expressly provided herein to the contrary, such Partner shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Partnership business and is reasonable in amount. No Partner shall be reimbursed for overhead costs or other indirect expenses.

ARTICLE XI.

Transfers of Interests of Partners

11.1. Restrictions on Transfer. Except as provided in Section 11.2, the Limited Partner agrees that it will not sell, assign or otherwise transfer its interest or any fraction thereof to any person or entity without the prior consent of the General Partner.

11.2. Permitted Transfers. Subject to the provisions of Section 11.1, the Limited Partner shall have the right to sell, assign or transfer its interest to the beneficial owner(s) of such Limited Partner if a pro rata distribution of its interests is being made to all such beneficial owner(s).

11.3. Admission of Substitute Limited Partner.

(a) Subject to the other provisions of this Article XI, an assignee of the interest of the Limited Partner (which shall be understood to include any purchaser, transferee, donee or other recipient of such interest) shall be deemed admitted as a Limited Partner of the Partnership only upon the satisfactory completion of the following:

(i) the assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing an amendment hereto (which amendment shall expressly include a power of attorney containing the terms and provisions set forth in Article XVI and an agreement in the form set forth in Section 11.1) and such other documents or instruments as the General Partner may require in order to effect the admission of such assignee as a Limited Partner;

(ii) prior written consent of the General Partner shall have been given; and

(iii) if the assignee is an entity, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of its authority to become a Limited Partner under the terms and provisions of this Agreement, and of the authority of the person(s) acting on behalf of such entity to execute the documents and instruments required under Article XI.

(b) The General Partner shall cooperate with each person seeking to become a substitute Limited Partner by preparing or assisting in the preparation of the documentation required by this Article XI and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction by the assignee of the conditions in this Article XI, including filing for recording of an amendment to this Agreement evidencing the admission of any person as a Limited Partner pursuant to Section 11.3 (a) (i).

(c) Except as expressly required by law, the Partnership shall not be obligated for any purpose whatsoever to recognize the assignment by the Limited Partner of its interest until the Partnership has received notice thereof and the assignee has satisfied the requirements of this Article XI.

(d) Any person or entity who is the assignee of all or any portion of a Limited Partner’s interest, but who does not become a substitute Limited Partner and desires to make a further assignment of such interest, shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its interest.

11.4. Fees on Transfer. No sale, assignment, pledge, transfer or exchange of interest under this Article XI shall be effective unless and until the transferee pays or causes to be paid the applicable transfer and legal fees. No assignee of an interest shall be deemed admitted as a limited partner unless and until the assignee pays or causes to be paid all reasonable legal fees of the Partnership and the General Partner and filing and publication costs incurred in connection with its substitution as a limited partner.

11.5. Effect of Bankruptcy or Dissolution of the Limited Partner. The bankruptcy or dissolution of the Limited Partner shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue with Partnership property. If the Limited Partner becomes bankrupt or dissolved, its legal representative shall have the rights of such Limited Partner for the purpose of settling or managing its estate or property and such power as the bankrupt or dissolved Limited Partner possessed to assign all or any part of its interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a substitute Limited Partner.

11.6. Acquisition by the General Partner of Interest as a Limited Partner. If the General Partner acquires an interest in the Partnership as a limited partner, the General Partner shall, with respect to such interest, enjoy all of the rights and be subject to all of the obligations and duties of a limited partner to the extent of such interest.

11.7. Adjustment of Basis of Transfer. In the event of a sale, transfer, assignment or other disposition of all or part of the interest of the Limited Partner in the Partnership, the General Partner may, in its sole discretion, cause the Partnership to elect, pursuant to Article 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Partnership property as provided by Sections 734 and 743 of the Code.

11.8. Rights of Unadmitted Assignees. A person who acquires a Limited Partnership interest but who is not admitted as a Substitute Limited Partner pursuant to Section 11.3 hereof shall be entitled only to allocations and distributions with respect to such interest in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a general partner or a limited partner under the TRLPA or the Agreement.

ARTICLE XII.

Dissolution and Termination

12.1. Dissolution. Except as provided in Section 12.2, the Partnership shall be dissolved and its business wound up upon the earliest to occur of any of the following events (“Liquidating Events”):

(a) the General Partner, with the consent of the Limited Partner, determines that the Partnership should be dissolved;

(b) the General Partner withdraws or becomes insolvent or bankrupt;

(c) the sale or other disposition of all or substantially all of the Partnership’s assets;

(d) the Partnership files a voluntary bankruptcy petition; or

(e) the Partnership becomes the subject of an order for relief or is declared insolvent in any Federal or state bankruptcy or insolvency proceeding.

The Partners hereby agree that, notwithstanding any provision of the TRLPA, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event.

12.2. Continuation. Upon the occurrence of an event set forth in Section 12.1 (c) with respect to the General Partner, the business of the Partnership shall be continued on the terms and conditions of this Agreement if, within 90 days after such event, the Limited Partner shall elect in writing that the business of the Partnership shall be continued and shall designate one or more persons to be substituted as general partner. In the event that the Limited Partner elects so to continue the Partnership with one or more new general partner(s), such new general partners shall succeed to all of the powers, privileges and obligations of the General Partner and the interest in the Partnership of the General Partner shall become a limited partner’s interest hereunder (except that its rights to distributions shall continue to the extent provided in Article IX).

12.3. Winding Up of Partnership Affairs. Upon the dissolution of the Partnership, other than a dissolution and continuation pursuant to Section 12.2 hereof, all of the business and affairs of the Partnership shall be liquidated and wound up. Following the payment of all of the debts, liabilities and obligations of the Partnership and the expenses of dissolution and liquidation and subject to the creation and retention of such cash reserves as may be reasonably necessary for any contingent liabilities, the proceeds of liquidation shall be distributed in the following order of priority:

(a) First, to the payment of all principal and interest of any loans to the Partnership by any of the Partners;

(b) Second, in accordance with the Capital Accounts of the Partners after adjusting the Capital Accounts for Profits or Losses allocated pursuant to Sections 8.1 and 8.2. Notwithstanding the foregoing, if the Capital Account balances of the Partners at liquidation differ from the amount such Partners would be entitled to receive if liquidating distributions were made under Section 9.2, then such distributions shall be made in accordance with Section 9.2 instead of this provision. In such event, allocations of Profits and Losses under Section 8.1 shall be modified to cause the Capital Accounts, to the extent possible, to equal such amounts.

12.4. Compliance with Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b) (2) (ii) (g), (a) distributions shall be made pursuant to this Article XII to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b) (2) (ii) (b) (2), and (b) if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b) (2) (ii) (b) (3). If the Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year in which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or any other person for any purpose whatsoever.

12.5. Rights of Limited Partner. Except as otherwise provided in this Agreement, the Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership.

12.6. Dissolution Not Release of Certain Obligations. The dissolution of the Partnership shall not release or relieve any of the parties hereto of their contractual obligations under this Partnership Agreement.

ARTICLE XIII.

Accounting

13.1. Fiscal Year. The fiscal year of the Partnership shall end on September 30th.

13.2. Records. The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with the principles and practices generally accepted for the cash basis method of accounting. The books and records shall be preserved for six years after the end of the fiscal year to which such books and records relate.

13.3. Inspection of Records. All books of account shall, at all times, be maintained in the principal office of the Partnership, and shall be open during reasonable business hours for inspection and examination by the Limited Partner and its authorized representatives, who shall have the right to make copies thereof. The Limited Partner shall have the right to have an audit conducted of the Partnership’s books. The Limited Partner may select the accounting firm to conduct the audit. The Partnership shall not be required to be audited more than once in any fiscal year.

13.4. Tax Returns. The General Partner shall prepare, or cause to be prepared, a Federal and any required state and local income tax returns for the Partnership for each tax year of the Partnership, and, in connection therewith, shall make any available or necessary elections.

ARTICLE XIV.

Reports and Statements

14.1. Annual Tax Information. By the 15th day of March of each year, the General Partner, at the expense of the Partnership, shall cause to be delivered to the Limited Partner the following:

(a) such information as shall be necessary (including a statement for the preceding fiscal year of the Limited Partner’s share of net income, net gains, net losses and other items of the Partnership) for the preparation by the Limited Partner of its Federal, state and local income and other tax returns; and

(b) upon request, a copy of all income tax and information returns to be filed by the Partnership for the preceding fiscal year of the Partnership.

14.2. Annual Cash Information. Within 90 days after the end of each fiscal year of the Partnership, the General Partner, at the expense of the Partnership, shall cause to be delivered to the Limited Partner, a report setting forth, in reasonable detail, the Partnership’s cash income and cash expenses for the preceding fiscal year. Such report shall be mailed to the Limited Partner together with any amounts distributable to them pursuant to Article IX.

14.3. Annual Franchise Statements. Within 150 days after the end of each fiscal year of the Partnership, the General Partner shall cause to be delivered to the Limited Partner financial statements of the Partnership for such fiscal year, prepared at the expense of the Partnership and certified by an independent certified public accountant, which statements shall set forth, as of the end of and for such fiscal year, the following:

(a) a profit and loss statement and a balance sheet of the Partnership;

(b) the balances in the Capital Accounts of each Partner; and

(c) such other information as, in the judgment of the General Partner, shall be reasonably necessary for the Partners to be advised of the financial status and results of operations of the Partnership.

14.4. Notices of Default. The General Partner shall, within 10 days after receipt thereof, forward to the Limited Partner a copy of any notice received by the General Partner or the Partnership of any default under any material instrument to which the Partnership is a party or which affects the assets of the Partnership, and shall report to the Limited Partner any other significant developments affecting the Partnership, its business or assets, as soon as practicable following the occurrence of each such development.

ARTICLE XV.

Bank Accounts

The General Partner shall open and maintain (in the name of the Partnership) a special bank or money market fund account or accounts, the deposits of which are insured by an agency of the United States government, in which shall be deposited all funds of the Partnership. Withdrawals from such account or accounts shall be made upon the signature or signatures of such person or persons as the General Partner shall designate. There shall be no commingling of the assets of the Partnership with the assets of any other entity or person.

ARTICLE XVI.

Power of Attorney

16.1. Appointment. The Limited Partner hereby irrevocably makes, constitutes and appoints the General Partner and each successor general partner as its true and lawful attorney, to make, sign, execute, acknowledge, swear to and file with respect to the Partnership:

(a) the Agreement and any restated or amended certificate of limited partnership reflecting this Partnership Agreement;

(b) all amendments to this Agreement and to the Partnership’s certificate of limited partnership regarding a change in the Capital Accounts of the Partners to reflect distributions contemplated hereby;

(c) documents of transfer of a Limited Partner’s interest in the Partnership and all other instruments to effect such transfer, but only if there has been compliance with the applicable provisions of this Agreement;

(d) all amendments to this Agreement and to the Partnership’s certificate of limited partnership regarding a change in the name of the Partnership, its address or that of the General Partner or the Limited Partner, or the admission or withdrawal of a Partner; and

(e) all amendments to this Agreement adopted in accordance with Article XXI, but only if there has been compliance with the applicable provisions of this Agreement.

16.2. Appointment Coupled with Interest. The foregoing appointment is a special power of attorney coupled with an interest, and is irrevocable and shall survive the cessation of the existence as a legal entity of the Limited Partner.

ARTICLE XVII.

Consents; Information Meetings

Any action requiring the consent or approval of the Limited Partner under the provisions of this Partnership Agreement shall be taken only if the consent or approval of the Limited Partner is evidenced by a written instrument executed by the Limited Partner.

ARTICLE XVIII.

Notices

Whenever any notice is required or permitted to be given under any provisions of this Agreement, such notice shall be in writing, signed by or on behalf of the person giving the notice, and shall be deemed to have been given when delivered by personal delivery or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the person or persons to whom such notice is to be given at the address given in Exhibit A to this Partnership Agreement (or at such other address as shall be stated in a notice similarly given).

ARTICLE XIX.

Certain Defined Terms

As used in this Memorandum, the following terms have the meanings set forth below:

Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving affect to the following adjustments:

(i) Credit to such Capital Account any amount such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Section 1.704-1(b) (4) (iv) (f); and

(ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b) (2) (ii) (d) (4), 1.704-1(b) (2) (ii) (d) (5) and 1.704-1(b) (2) (ii) (d) (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b) (2) (ii) (d) and shall be interpreted consistently therewith.

Capital Contributions - With respect to any Partner, the amount of money and the initial fair market value of any property (other than money) contributed to the Partner pursuant to Article VI.

Code - The Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

General Partner - WBAP-KSCS Radio Acquisition, LLC

Limited Partner - WBAP-KSCS Acquisition Partner, LLC

Net Cash Flow - For any fiscal year, or part thereof, of the Partnership, the amount, if any, computed using cash basis accounting principles, by which the total gross cash operating receipts of the Partnership plus interest income of the Partnership during such period exceeds the sum of all cash operating expenses of the Partnership paid during such period. For the purpose of determining Net Cash Flow, the term “cash operating expenses” (1) includes, without limitation, (a) interest and principal paid on all loans, (b) deposits of reserves for operating expenses, (c) accounting, legal, and other administrative expenses incurred in connection with the operation of the business of the Partnership, and (d) capital expenditures (to the extent not made from capital contributions to the Partnership by the Partners or the proceeds of any loan or capital transaction), and (2) does not include depreciation and other non-cash expenses.

Partners - The General Partner and Limited Partner.

Partnership - WBAP-KSCS Radio Group, Ltd., a Texas limited partnership.

Partnership Agreement - This Agreement of Limited Partnership of the Partnership.

Profits and Losses - For each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a) (1) shall be included in taxable income or loss), with the following adjustments:

(i) any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii) any expenditures described in Code Section 705(a) (2) (B) or treated as Code Section 705(a) (2) (B) expenditures pursuant to Regulations Section 1.704-1(b) (2) (iv) (1) and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(iii) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the value of the property disposed of as reflected on the books of the Partnership in accordance with Regulations Section 1.704-1(b) (2) (iv) (g), notwithstanding that the adjusted tax basis of such property differs from such value; and

(iv) notwithstanding the foregoing provisions of this Section, any items which are specially allocated pursuant to Section 8.4 hereof shall not be taken into account in computing Profits or Losses.

Regulations - The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

ARTICLE XX.

Binding Effect

Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their representatives, successors and assigns.

ARTICLE XXI.

Amendments

21.1. Formalities for Amendment. No amendment (other than one specified in Section 16.1(d) or in Section 21.2 below), modification or waiver of this Agreement, or any part hereof, shall be valid or effective unless in writing and signed by the General Partner and the Limited Partner; and no waiver of any breach or condition of this Partnership Agreement shall be deemed to be a waiver of any other conditions or subsequent breach whether of like or different nature.

21.2. Amendment by Action of General Partner. This Agreement may be amended by action of the General Partner without the consent or approval of the Limited Partner if (a) the amendment is solely for the purpose of clarification and does not change the substance of this Agreement and the Partnership has obtained the opinion of its counsel to that effect, or (b) in the opinion of the Partnership’s counsel the amendment is necessary or appropriate to satisfy requirements of the Code with respect to partnerships and the amendment does not adversely affect the interests of the Limited Partner. Any amendment made pursuant to this Section 21.2 may, at the option of the General Partner, be effective as of the date of this Agreement.

ARTICLE XXII.

Applicable Laws

This Partnership Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

ARTICLE XXIII.

Severability

If any provision of this Agreement, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

ARTICLE XXIV.

Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

ARTICLE XXV.

Certificate(s) of Partnership Interests

All partnership interests in the Company shall be represented by certificate(s) issued by the Company, shall be deemed “securities” within the meaning of Section 8.102 of Chapter 8 of the Texas Uniform Commercial Code (“Chapter 8”) and shall be governed by Chapter 8.